CHANGE IN CONTROL AND SEVERANCE AGREEMENT
This Change in Control and Severance Agreement (the “Agreement”) is made and entered into by and between Craig Lynn Foster (“Executive”) and Inseego Corp., a Delaware corporation (the “Company”), this 17th day of August, 2020 (the “Effective Date”).
WHEREAS, The Board of Directors of the Company (the “Board”) recognizes the importance of Executive’s role at the Company and that the possibility of an acquisition of the Company or an involuntary termination can be a distraction to Executive and can cause Executive to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Executive, notwithstanding the possibility, threat or occurrence of such an event.
WHEREAS, the Board believes that it is in the best interests of the Company and its shareholders to provide Executive with an incentive to continue Executive’s employment and to motivate Executive to maximize the value of the Company upon a Change in Control (as defined below) for the benefit of its stockholders.
WHEREAS, the Board believes that it is imperative to provide Executive with severance benefits upon certain terminations of Executive’s service to the Company that enhance Executive’s financial security and provide incentive and encouragement to Executive to remain with the Company notwithstanding the possibility of such an event.
WHEREAS, unless otherwise defined herein, capitalized terms used in this Agreement are defined in Section 9 below.
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, including the agreements set forth below, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.Term of Agreement.
This Agreement shall become effective as of the Effective Date and terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.
2.At-Will Employment.
The Company and Executive acknowledge that Executive’s employment shall be “at-will,” as defined under applicable law. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the Indemnification Agreement between the Company and Executive entered into on or about the date hereof (the “Indemnification Agreement”), the Company’s bylaws (as may be amended from time to time), the Company’s Amended and Restated Certificate of Incorporation (as may be amended from time to time), and/or any other agreement evidencing the grant to Executive of equity compensation that is concurrently or hereafter entered into by the parties.
3.Covered Termination Other Than During a Change in Control Period.
If Executive experiences a Covered Termination other than during a Change in Control Period, and if Executive delivers to the Company a general release of all claims against the Company and its affiliates, in the form provided by the Company which shall be substantially in the form attached as Exhibit A (which form may be modified by the Company to comply with the facts and applicable law) (a “Release of Claims”) that becomes effective within 55 days following the Covered Termination and irrevocable within 62 days following the Covered Termination (the “Release Requirements”), then in addition to any accrued but unpaid salary, accrued but unused vacation, incurred but unreimbursed business expenses payable in accordance with applicable law, or vested benefits (other than severance) under any Company benefit plan (the “Accrued Amounts”) the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive an amount equal to six (6) months of his or her base salary, payable in cash in the form of salary continuation, commencing on the first normally-scheduled Company payroll date that is at least 75 days following the Termination Date (with any such amounts that normally would have been payable during the period between the Termination Date and such first payment being included in such first payment), less authorized deductions and applicable withholding taxes.
(b)Equity Awards. Each outstanding and unvested stock option and restricted stock unit award, held by Executive that vests solely based upon Executive’s continued employment, shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to that number of shares of Company Common Stock that would have next vested had Executive continued employment with the Company through that next vesting date. All such equity awards or the proceeds therefrom shall be held by the Company until such time as the Executive has timely satisfied the Release Requirements.
(c)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company shall directly pay the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the nine (9) month anniversary of the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive’s plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. The Company shall have no obligation to make any payment under this subsection (c) if it reasonably determines that doing so would cause adverse consequences under Section 105(h) of the Internal Revenue Code or the Patient Protection and Affordable Care Act or other similar law.
(d)Pro Rata Bonus. Executive shall receive a pro rata bonus for the fiscal year of termination based on achievement of the applicable performance goals for the fiscal year of termination based on the number of days in the fiscal year during which Executive was employed as compared to 365, which shall be based on actual achievement of corporate performance goals and criteria as determined by the Board, shall be based on assumed full achievement of any individual performance goal and criteria, and shall be paid to Executive at the time such bonuses normally are paid, but not later than the March 15 of the calendar year following the Covered Termination. Any such pro rata bonus shall be paid in a single cash lump sum, less authorized deductions and applicable withholding taxes.
4.Covered Termination During a Change in Control Period.
If Executive experiences a Covered Termination during a Change in Control Period, and if Executive satisfies the Release Requirements, then in addition to any Accrued Amounts, but in lieu of any amounts the Executive otherwise could have received under Section 3 of this Agreement, the Company shall provide Executive with the following:
(a)Severance. Executive shall be entitled to receive an amount equal to the sum of eighteen (18) months of Executive’s base salary, plus an amount equal to 12 months of the Executive’s annual target bonus opportunity, in each case, at the rate in effect immediately prior to the Termination Date. The base salary component shall be payable in cash in the form of salary continuation, commencing on the first normally-scheduled Company payroll date that is at least 75 days following the Termination Date (with any such amounts that normally would have been payable during the period between the Termination Date and such first payment being included in such first payment), less authorized deductions and applicable withholding taxes. The target annual bonus component shall be payable in cash in a lump sum within 10 days of the date the Executive timely satisfied the Release Requirements.
(b)Equity Awards. Each outstanding and unvested stock option and restricted stock unit award, held by Executive, shall automatically become vested and, if applicable, exercisable and any forfeiture restrictions or rights of repurchase thereon shall immediately lapse, as of immediately prior to the Termination Date with respect to one hundred percent (100%) of the unvested shares underlying Executive’s equity awards. In all other respects Executive’s equity awards shall continue to be bound by and subject to the terms of their respective agreements and equity plans. All such equity awards or the proceeds therefrom shall be held by the Company until such time as the Executive timely satisfied the Release Requirements, if at all.
(c)Continued Healthcare. If Executive elects to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay the premium for Executive and Executive’s covered dependents, if any, through the earliest of (i) the eighteen (18) month anniversary of the Termination Date, (ii) the date Executive and Executive’s covered dependents, if any, become eligible for healthcare coverage under another employer of Executive’s plan(s) and (iii) the date that Executive and/or Executive’s covered dependents, if any, become no longer eligible for COBRA. Any such payment or reimbursement shall be subject to any required withholding taxes. After the Company ceases to pay premiums pursuant to the preceding sentence, Executive may, if eligible, elect to continue healthcare coverage at Executive’s expense in accordance the provisions of COBRA. The Company shall have no obligation to make any payment under this subsection (c) if it reasonably determines that doing so would cause adverse consequences under Section 105(h) of the Internal Revenue Code or the Patient Protection and Affordable Care Act or other similar law.
5.In Contemplation.
In the event Executive is terminated in Contemplation of a Change in Control, Executive initially shall receive the amounts under Section 3 hereof, provided that, if the Change of Control actually occurs, that Change in Control satisfies the requirements of Treasury Regulation 1.409A-3(i)(5), and the Executive timely satisfied the Release Requirements, then (1) the reference to “six (6) months” in Section 3(a) shall be extended to eighteen (18) months, (2) the Executive shall receive the target annual bonus amount described in Section 4(a), less any amount paid or payable under Section 3(d), within 10 days of the Change in Control, (3) Section 4(b) shall apply to any outstanding and unvested stock option and restricted stock unit award held by Executive, and (4) the reference to “nine (9) months” in Section 3(c) shall be extended to eighteen months.
6.Other Terminations.
If Executive’s service with the Company is terminated by the Company or by Executive for any or no reason other than a Covered Termination, then Executive shall only be entitled to Accrued Amounts.
7.Deemed Resignation.
Upon termination of Executive’s employment for any reason, Executive shall be deemed to have resigned from all offices and directorships, if any, then held with the Company or any of its affiliates, and, at the Company’s request, Executive shall execute such documents as are necessary or desirable to effectuate such resignations.
8.Limitation on Payments.
Notwithstanding anything in this Agreement to the contrary, if any payment or distribution Executive would receive pursuant to this Agreement or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and payroll taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control or, in the event such accounting firm is precluded from performing calculations hereunder, such other accounting firm of national reputation as may be determined by the Company, and reasonably acceptable to Executive, shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to the Company and Executive within fifteen (15) calendar days after the date on which Executive’s right to a Payment is triggered (if requested at that time by the Company or Executive) or such other time as requested by the Company or Executive. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Company and Executive. Any reduction in payments and/or benefits pursuant to this Section 8 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options (with the later vesting reduced first) (3) cancellation of accelerated vesting of stock options (with the later vesting reduced first) and (4) reduction of other benefits payable to Executive or any such other order determined by the Company that will not result in adverse tax consequences under Section 409A of the Code.
9.Definition of Terms.

The following terms referred to in this Agreement shall have the following meanings:
(a)“Cause” means (i) any act of material misconduct or material dishonesty by Executive in the performance of his or her duties; (ii) any willful failure, gross neglect or refusal by Executive to attempt in good faith to perform his or her duties to the Company or to follow the lawful instructions of the Board (except as a result of physical or mental incapacity or illness) which is not promptly cured after written notice; (iii) Executive’s commission of any fraud or embezzlement against the Company (whether or not a misdemeanor); (iv) any material breach of any written agreement with the Company, which breach has not been cured by Executive (if curable) within thirty (30) days after written notice thereof to Executive by the Company; (v) Executive’s being convicted of (or pleading guilty or nolo contendere to) any felony or misdemeanor involving theft, embezzlement, dishonesty or moral turpitude; and/or (vi) Executive’s failure to materially comply with the material policies of the Company in effect from time to time relating to conflicts of interest, ethics, codes of conduct, insider trading, or discrimination and harassment, or other breach of Executive’s fiduciary duties to the Company, which failure or breach is or could reasonably be expected to be materially injurious to the business or reputation of the Company.
(b)“Change in Control” means either:
(i)any “person” (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes, after the Effective Date, a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”) or of substantially all of the Company’s assets; provided, however, that an event described in this clause (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) the Company or any majority-owned subsidiary (provided, that this exclusion applies solely to the ownership levels of the Company or the majority-owned subsidiary), (B) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (C) any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) any person pursuant to a Non-Qualifying Transaction (as defined in clause (ii)); or
(ii) the consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than fifty percent (50%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of one hundred (100%) of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were members of the Board as of the date hereof or at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”).
(c)“Change in Control Period” means the period commencing 30 days prior to a Change in Control and ending on the 12-month anniversary of such Change in Control.
(d)“Contemplation of a Change in Control” means a Covered Termination that occurs as a result of an action directed or requested by a person that directly or indirectly undertakes a transaction that constitutes a Change in Control of the Company.

(e)“Covered Termination” means Executive’s resignation for Good Reason or the termination of Executive’s employment by the Company other than a Disability Termination or a termination for Cause that, in each case and to the extent necessary, constitutes a Separation from Service (as defined below).
(f)“Disability Termination” means a termination of employment by the Company of the Executive after the Executive has been unable for 90 days in any 365 day period to perform his or her material duties because of physical or mental incapacity or illness.
(g)“Good Reason” means the occurrence, without Executive’s written consent, of any of the following: (i) a material diminution in Executive’s base compensation, (ii) a material diminution in Executive’s job responsibilities, duties or authorities, or (iii) a material change of at least fifty (50) miles in the geographic location at which Executive must regularly perform Executive’s service. Notwithstanding the foregoing, Executive shall not be deemed to have “Good Reason” unless: (x) the condition giving rise to such resignation continues more than thirty (30) days following Executive’s providing to the Company a written notice of detailing such condition, (y) such written notice is provided to the Company within ninety (90) days of the initial occurrence of such condition and (z) Executive’s resignation is effective within thirty (30) days following the expiration of the Company cure period pursuant to subclause (x).
(h)“Termination Date” means the date Executive experiences a Covered Termination.
10.Assignment and Successors.
The Company may assign its rights and obligations under this Agreement to any successor to all or substantially all of the business or the assets of the Company (by merger or otherwise). This Agreement shall be binding upon and inure to the benefit of the Company, Executive and their respective successors, permitted assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable. None of Executive’s rights or obligations may be assigned or transferred by Executive, other than Executive’s rights to payments hereunder, which may be transferred only by will or operation of law.
11.Notices.
Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by facsimile or certified or registered mail, postage prepaid (or if it is sent through any other method agreed upon by the parties), as follows:
(i)if to the Company:
Inseego Corp.
Attn: Board of Directors
9710 Scranton Road, Suite 300
San Diego, CA 92121

(ii)if to Executive, at the address set forth in Executive’s personnel file with the Company; or
(iii)at any other address as any party shall have specified by notice in writing to the other party.
12.Non-Disparagement.
Executive agrees that he or she shall not disparage, criticize or defame the Company, its affiliates and their respective affiliates, directors, officers, agents, partners, shareholders or employees, either publicly or privately, except in the reasonable good faith performance of his duties to the Company. Nothing in this Section 12 shall have application to any evidence, testimony or disclosure required by any court, arbitrator or government agency.
13.Dispute Resolution.
The parties agree that if any disputes should arise between Executive and the Company (including claims against its employees, officers, directors, shareholders, agents, successors and assigns) relating or pertaining to or arising out of Executive’s employment with the Company, the dispute will be submitted exclusively to binding arbitration before a neutral arbitrator in accordance with the rules of the American Arbitration

Association in San Diego, California. This means that disputes will be decided by an arbitrator rather than a court or jury, and that both Executive and the Company waive their respective rights to a court or jury trial, except to enforce the decision of the arbitrator. The parties understand that the arbitrator’s decision will be final and exclusive, and cannot be appealed. Nothing in this Agreement is intended to prevent either Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. The Company and the Executive shall share in the arbitrator’s fees and expenses equally. The arbitrator shall have the power to award the prevailing party its attorneys’ fees and costs of arbitration (including the arbitrator’s fees paid by the arbitrator) except to the extent prohibited by applicable law. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute over intellectual property rights by Court action instead of arbitration.
14.Miscellaneous Provisions.
(a)Section 409A.
(i)Separation from Service. Notwithstanding any provision to the contrary in this Agreement, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to Sections 3, 4 or 5 above unless Executive’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).
(ii)Specified Employee. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed at the time of his or her separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of Executive’s Separation from Service or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 14(a)(ii) shall be paid in a lump sum to Executive, and any remaining payments due under this Agreement shall be paid as otherwise provided herein.
(iii)Expense Reimbursements. To the extent that any reimbursements payable pursuant to this Agreement are subject to the provisions of Section 409A of the Code, any such reimbursements payable to Executive pursuant to this Agreement shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.
(iv)Reserved.
(v)Release. Notwithstanding anything to the contrary in this Agreement, to the extent that any payments due under this Agreement as a result of Executive’s termination of employment are subject to Executive’s execution and delivery of a Release of Claims, (A) the Company shall deliver the Release of Claims to Executive within ten (10) business days following the Termination Date, (B) if Executive fails to execute the Release of Claims on or prior to the Release Expiration Date (as defined below) or timely revokes his or her acceptance of the Release of Claims thereafter, Executive shall not be entitled to any payments or benefits otherwise conditioned on the Release of Claims, and (C) in any case where the Termination Date and the Release Expiration Date fall in two separate taxable years, any payments required to be made to Executive that are conditioned on the Release of Claims and are treated as nonqualified deferred compensation for purposes of Section 409A shall be made in the later taxable year. For purposes of this Section 14(a)(v), “Release Expiration Date” shall mean the date that is forty-five (45) days following the date upon which the Company timely delivers the Release of Claims to Executive.
(b)Withholding. The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

(c)Amendment; Waiver. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Executive and a member of the Board or a Company officer designated by the Board. No waiver shall operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.
(d)Entire Agreement. The terms of this Agreement, collectively with the Inventions, Disclosure, Confidentiality & Proprietary Rights Agreement between the Company and Executive entered into on or about the date herewith (the “Confidentiality Agreement”), and the Indemnification Agreement, is intended by the Parties to be the final expression of their agreement with respect to the employment of Executive by the Company and supersede all prior understandings and agreements (but not the Confidentiality Agreement or the Indemnification Agreement), whether written or oral. The parties further intend that this Agreement, collectively with the Confidentiality Agreement, and the Indemnification Agreement, shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.
(e)Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California.
(f)Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(g)Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

INSEEGO CORP.

By:	/s/ DAN MONDOR

Title:	Chairman and CEO

Date:	August 17, 2020

EXECUTIVE

/s/ CRAIG LYNN FOSTER Craig Lynn Foster
Craig Lynn Foster

Date: August 19, 2020